EXHIBIT 10.1

Primo Water Corporation
Non-Employee Director Compensation Policy

Approved by the Board of Directors May 10, 2022

Each member of the Board of Directors (the “Board”) of Primo Water Corporation (the “Company”) who is a non-employee director of the Company (each such director, an “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.
Cash Compensation
Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters. All annual cash fees are vested upon payment.

Category	Annual Fees
Annual Board retainer	$100,000
Annual fee for the non-executive chair of the Board	$150,000
Annual fee for chairing the:
Audit Committee	$20,000
Human Resources and Compensation Committee	$15,000
ESG and Nominating Committee	$10,000
Annual fee for the lead Non-Employee Director	$30,000

Equity Compensation
Stock awards will be granted under the Company’s equity incentive plans as may be in effect from time to time, including the Company’s Amended and Restated Equity Incentive Plan and 2018 Equity Incentive Plan, in each case as amended, or amended and restated from time to time.
a)Annual Grant. At the close of business on the date of each annual meeting of the Company’s shareowners (the “Annual Meeting Date”), each person who is then a Non-Employee Director will receive common shares (“Common Shares”) with an aggregate value of $135,000.

b)Initial Grant for New Directors. Each person who is elected or appointed for the first time to be an Non-Employee Director will, upon the date of his or her initial election or appointment to be an Non-Employee Director (the “Commencement Date”), receive Common Shares with an aggregate value of $135,000, multiplied by a fraction, the numerator of which is the number of days between the Commencement Date and the then-scheduled next Annual Meeting Date (or, if such Annual Meeting Date has not yet been scheduled, the first anniversary of the immediately preceding Annual Meeting Date or such other date as is determined by the Board in its sole discretion), and the denominator of which is 365.

In addition, each Non-Employee Director may elect to receive Common Shares in lieu of all or a portion of the cash compensation to which the Non-Employee Director would otherwise be entitled to, as described above. Each Non-Employee Director shall make their election by notifying the Chief Human Resources Officer in writing during a period in which the Company is in an open trading window and the Non-Employee Director is not aware of any material non-public information. The notification must be received by December 31 to be effective for the next calendar year, and such election may not be modified during such calendar year. Once an election to receive Common Shares in lieu of receiving cash compensation is effective for a calendar year, it shall remain effective for subsequent calendar years, unless a new written notice is delivered to the Chief Human Resources Officer prior to the commencement of an upcoming calendar year. For each Non-Employee Director electing to receive Common Shares in lieu of such cash compensation, the date on which the Common Shares will be granted will be the date on which the cash compensation would otherwise have been earned, which is the last business day of each fiscal quarterly period, and the number of Common Shares will be determined by dividing (i) the cash compensation that the Non-Employee Director elects to forgo in exchange for such Common Shares, by (ii) the fair market value of a Common Share on the date of grant.

Travel Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses in accordance with the Company’s travel and expense policy, as in effect from time to time, to cover in-person attendance at and participation in Board meetings and meetings of any committee of the Board; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with such policy. To the extent that any taxable reimbursements are provided to any Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

Director Education Expenses
Pursuant to the Company’s Corporate Governance Guidelines, the ESG and Nominating Committee provides an orientation and education program for new directors to familiarize them with the Company and its business. The Company will reimburse directors for reasonable expenses of attendance at such programs. Additionally, the Company encourages directors to participate in continuing education programs provided by outside sources. The Company will reimburse directors for reasonable expenses of attendance by a director at one such program annually.

Spousal Travel Policy

Occasionally, travel, meals and other reasonable out-of-pocket expenses of the spouse of a director will be at the request and for the benefit of the Company. Under such circumstances and with the pre-clearance of the Chairman of the Board or the Chief Executive Officer, the spouse of a director will be entitled to reimbursement of expenses in accordance with this Policy. Other travel by a spouse of a director should be paid for by the director or spouse individually. Any expenses for spousal travel that are reimbursed by the Company will be taxable to the director for federal income tax purposes. The Company shall provide a tax reimbursement to directors for income attributed to them arising out of reimbursement of expenses for spousal travel as provided in this Policy.

Administration

The Human Resources and Compensation Committee of the Board (“Compensation Committee”) will have the sole discretion and authority to administer and interpret the Policy, and the decisions of the Compensation Committee will be final and binding on all persons having an interest in the Policy.